Exhibit 10.10

Onvia, Inc. 2010 Management Incentive Plan
Participants	Chief Financial Officer Chief Information Officer Chief Strategy Officer General Counsel & Corporate Secretary Senior VP Products, Technology & Information
Objectives	• Achieve corporate performance that most reflect stockholder interests • Drive and reward unified performance across executive team • Focus on building trend for long-term, profitable growth
Key Achievement Metrics	Achievement of Board defined goals around Bookings and Net Income.
Bonus Target

• Chief Financial Officer                                               33% of Base Salary
• Chief Information Officer                                           33% of Base Salary
• Chief Strategy Officer                                                 18% of Base Salary
• General Counsel & Corporate Secretary                     22% of Base Salary
• Senior VP Products, Technology & Information        33% of Base Salary

Overachievement	If the Company’s performance against Bookings and Net Income exceeds the Target goals established by the Board, the Board has established accelerators to modify the participants’ award levels.
Terms of Funding and Payment
• If the Company’s performance against Bookings or Net Income falls below the floor established by the Board, the bonus pool shall not be funded.
• 50% of a participant’s share of the bonus pool will be based on the Company’s performance against Bookings and Net Income and 50% will be based on the participant’s individual goals.
• 67% of a participant’s bonus payout will be in cash, the remaining 33% will be in the form of restricted stock units, subject to a vesting period of one year.
• Bonus pool to be funded and targets paid upon certification by the Compensation Committee of metrics achieved by the Company.